SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1 to
Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ASPECT MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2985553

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

141 Needham Street, Newton, Massachusetts 02464-1505

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑

     Securities Act registration statement file number to which this form relates (if applicable): Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock (and associated Series A Junior
Participating Preferred Stock purchase rights),
$.01 par value per share

(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

The undersigned Registrant hereby amends the following Items, exhibits or other portions of its Registration Statement on Form 8-A dated November 29, 2004, as set forth in the pages attached hereto.

Item 1. Description of Registrant’s Securities to be Registered.

     Item 1 of the Form 8-A dated November 29, 2004 (the “Form 8-A”) filed by Aspect Medical Systems, Inc. (the “Company”) is hereby amended as follows:

     On May 23, 2005, the Company amended the Rights Agreement, dated November 29, 2004, by and between the Company and EquiServe Trust Company, N.A., as Rights Agent (the “Rights Agreement”), by entering into Amendment No. 1 to the Rights Agreement (the “Amendment”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

     Pursuant to the Amendment, the definition of “Exempted Person” set forth in Section 1(r) of the Rights Agreement has been amended by replacing the figure “27.5%” in the sixth and eighth line of such Section 1(r) with the figure “29.5%” so that Boston Scientific Corporation shall be deemed to be an Exempted Person for the purposes of the Rights Agreement unless and until such time as Boston Scientific Corporation, together with its Affiliates and Associates, directly or indirectly, becomes the Beneficial Owner of more than 29.5% of the Common Stock then outstanding. Pursuant to the Amendment, a conforming change has also been made to Section 3(a) of the Rights Agreement by replacing the figure “27.5%” in the twelfth line of Section 3(a) with the figure “29.5%”. Accordingly, all references to 27.5% under the heading “Rights Plan” in Item 1 shall be amended to read 29.5%.

     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 2 and is incorporated herein by reference.

Item 2. Exhibits.

     Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

EXHIBIT
NUMBER	DESCRIPTION
2	Amendment No. 1, dated as of May 23, 2005, to the Rights Agreement dated November 29, 2004 between Aspect Medical Systems, Inc. and Equiserve Trust Company, N.A., as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 23, 2005

ASPECT MEDICAL SYSTEMS, INC.

By:	/s/ Nassib G. Chamoun

Name:	Nassib G. Chamoun
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
2	Amendment No. 1, dated as of May 23, 2005, to the Rights Agreement, dated as of November 29, 2004, between Aspect Medical Systems, Inc. and EquiServe Trust Company, N.A., as Rights Agent.